As filed with the Securities and Exchange Commission on September 29, 2015
Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________________

COMSTOCK RESOURCES, INC.
(Exact name of registrant as specified in its charter)
Nevada	04-1667468
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034
(Address of Principal Executive Offices)

COMSTOCK RESOURCES, INC.
2009 LONG-TERM INCENTIVE PLAN
AMENDED AND RESTATED EFFECTIVE AS OF MAY 7, 2015
(Full title of the plan)

M. Jay Allison
Chairman of the Board of Directors and Chief Executive Officer
Comstock Resources, Inc.
5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
(Name and address of agent for service)
(972) 668-8800
(Telephone number, including area code, of agent for service)
___________________

With copies to:
Jack E. Jacobsen
Locke Lord LLP
2200 Ross Avenue, Suite 2200
Dallas, Texas 75201
(214) 740-8000
___________________

Indicate by check number whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definition of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.
(Check one):
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(1)
Common Stock, $0.50 par value per share	1,050,000 shares	$2.21	$2,320,500.00	$269.64

(1)
The offering price per share, aggregate offering price and registration fee with respect to the shares of common stock of Comstock Resources, Inc. (the "Company"), par value $0.50 per share (the "Common Stock"), issuable pursuant to the Comstock Resources, Inc. 2009 Long-term Incentive Plan as Amended and Restated Effective as of May 7, 2015 (the "Plan") described herein have been calculated in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Common Stock on September 25, 2015 as reported in the consolidated reporting system of the New York Stock Exchange.  In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers additional shares of Common Stock as may be offered or issued as a result of stock splits, stock dividends, or similar transactions.

EXPLANATORY NOTE

This registration statement on Form S-8 is filed by Comstock Resources, Inc., a Nevada corporation (the “Company”), to register an additional 1,050,000 shares of the Company’s common stock, par value $0.50 per share (the “Common Stock”), for issuance under the Comstock Resources, Inc. 2009 Long-term Incentive Plan as Amended and Restated Effective as of May 7, 2015 (the “Plan”). Accordingly, pursuant to General Instruction E to Form S-8, the Company incorporates by reference the contents of the Company’s prior registration statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on May 19, 2009 (Registration No. 333-159332) except as otherwise updated or modified by this registration statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Company hereby incorporates by reference into this registration statement the following documents filed with the Commission:

(a)	The Company's Annual Report on Form 10-K filed with the Commission for the fiscal year ended December 31, 2014;

(b)
All other reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Company's Annual Report on Form 10-K referred to in (a) above; and

(c)
The description of the Common Stock contained in the Company's registration statement on Form 8-A (Registration Statement No. 001-03262) filed with the Commission on December 6, 1996, pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 6.  Indemnification of Officers and Directors.

Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify any person who was, is or is threatened to be made a party in a completed, pending or threatened proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the corporation), by reason of being or having been an officer, director, employee or agent of the corporation or serving in certain capacities at the request of the corporation.  Indemnification may include attorneys' fees, judgments, fines and amounts paid in settlement.  The person to be indemnified must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, such person must have had no reasonable cause to believe his conduct was unlawful.

With respect to actions by or in the right of the corporation, indemnification may not be made for any claim, issue or matter as to which such a person has been finally adjudged by a court of competent jurisdiction to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action was brought or other court of competent jurisdiction determines upon application that in view of all circumstances the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Unless indemnification is ordered by a court, the determination to pay indemnification must be made by the stockholders, by a majority vote of a quorum of the Board of Directors who were not parties to the action, suit or proceeding, or in certain circumstances by independent legal counsel in a written opinion.  Section 78.751 of the Nevada Revised Statutes permits the Articles of Incorporation or Bylaws to provide for payment to an indemnified person of the expenses of defending an action as incurred upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification.

Section 78.7502 also provides that to the extent a director, officer, employee or agent has been successful on the merits or otherwise in the defense of any such action, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense.

Article VI, "Indemnification of Directors, Officers, Employees and Agents," of the Company's Amended and Restated Bylaws provides as follows with respect to indemnification of the Company's directors, officers, employees and agents:

Section 1.  To the fullest extent allowed by Nevada law, any director of the Company shall not be liable to the Company or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except that this Article VI does not eliminate or limit the liability of a director for:

(a)	an act or omission which involves intentional misconduct, fraud or a knowing violation of law; or
(b)	the payment of dividends in violation of N.R.S. 78.300.

Section 2.  The Company shall indemnify each director, officer, employee and agent, now or hereafter serving the Company, each former director, officer, employee and agent, and each person who may now or hereafter serve or who may have heretofore served at the Company's request as a director, officer, employee or agent of another corporation or other business enterprise, and the respective heirs, executors, administrators and personal representatives of each of them against all expenses actually and reasonably incurred by, or imposed upon, him in connection with the defense of any claim, action, suit or proceeding, civil or criminal, against him by reason of his being or having been such director, officer, employee or agent, except in relation to such matters as to which he shall be adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom in such action, suit or proceeding to be liable for gross negligence or willful misconduct in the performance of duty.  For purposes hereof, the term "expenses" shall include but not be limited to all expenses, costs, attorneys' fees, judgments (including adjudications other than on the merits), fines, penalties, arbitration awards, costs of arbitration and sums paid out and liabilities actually and reasonably incurred or imposed in connection with any suit, claim, action or proceeding, and any settlement or compromise thereof approved by the Board of Directors as being in the best interests of the Company.  However, in any case in which there is no disinterested majority of the Board of Directors available, the indemnification shall be made: (1) only if the Company shall be advised in writing by counsel that in the opinion of counsel (a) such officer, director, employee or agent was not adjudged or found liable for gross negligence or willful misconduct in the performance of duty as such director, officer, employee or agent or the indemnification provided is only in connection with such matters as to which the person to be indemnified was not so liable, and in the case of settlement or compromise, the same is in the best interests of the Company; and (b) indemnification under the circumstances is lawful and falls within the provisions of these Bylaws; and (2) only in such amount as counsel shall advise the Company in writing is, in his opinion, proper.  In making or refusing to make any payment under this or any other provision of these Bylaws, the Company, its directors, officers, employees and agents shall be fully protected if they rely upon the written opinion of counsel selected by, or in the manner designated by, the Board of Directors.

Section 3.  Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the director, officer, employee, representative or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Company as authorized in these Bylaws.

Section 4.  The Company may indemnify each person, though he is not or was not a director, officer, employee or agent of the Company, who served at the request of the Company on a committee created by the Board of Directors to consider and report to it in respect of any matter.  Any such indemnification may be made under the provisions hereof and shall be subject to the limitations hereof, except that (as indicated) any such committee member need not be nor have been a director, officer, employee or agent of the Company.

Section 5.  The provisions hereof shall be applicable to actions, suits or proceedings (including appeals) commenced after the adoption hereof, whether arising from acts or omissions to act occurring before or after the adoption hereof.

Section 6.  The indemnification provisions herein provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, or by law or statute, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 7.  The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, and persons described in Section 4 of this Article above, against any liability asserted against him and incurred by him in any such capacity or arising out of his status, as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of these Bylaws.

Item 8.  Exhibits.

The following are filed as exhibits to this registration statement:

Exhibit No.                        Description

4	Specimen Common Stock Certificate of the Company (incorporated by reference to Exhibit 4 to the Company's Registration Statement on Form S-3 (Registration No. 333-112100) filed on January 22, 2004).

5*	Opinion of Locke Lord LLP.

23.1*	Consent of Locke Lord LLP (See Exhibit 5).

23.2*	Consent of Ernst & Young LLP.

23.3*	Consent of Lee Keeling & Associates, Inc.

24*	Power of Attorney (included on the signature page of this registration statement).

99*	Comstock Resources, Inc. 2009 Long-term Incentive Plan as Amended and Restated Effective as of May 7, 2015.

_____________
* Filed herewith

(Signature Page Follows)

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Frisco, State of Texas, on September 29, 2015.

COMSTOCK RESOURCES, INC.

By:  /s/ ROLAND O. BURNS
President, Chief Financial Officer,
Secretary and Director
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes M. Jay Allison and Roland O. Burns, and each of them, with full power to act without the other, to sign and file one or more amendments (including post-effective amendments) to this registration statement, which amendments may make such changes in this registration statement as either of them deems appropriate, and each such person hereby appoints M. Jay Allison and Roland O. Burns, and each of them, as attorney-in-fact to execute in the name and on behalf of the Company and any such person, individually and in each capacity stated below, any such amendments to this registration statement.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/ M. JAY ALLISON M. Jay Allison	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	September 29, 2015

/s/ ROLAND O. BURNS Roland O. Burns	President, Chief Financial Officer, Secretary and Director (Principal Financial and Accounting Officer)	September 29, 2015

/s/ ELIZABETH B. DAVIS Elizabeth B. Davis	Director	September 29, 2015

/s/ DAVID K. LOCKETT David K. Lockett	Director	September 29, 2015

/s/ CECIL E. MARTIN, JR. Cecil E. Martin, Jr.	Director	September 29, 2015

/s/ FREDERIC D. SEWELL Frederic D. Sewell	Director	September 29, 2015

/s/ DAVID W. SLEDGE David W. Sledge	Director	September 29, 2015

/s/ JIM L. TURNER Jim L. Turner	Director	September 29, 2015

Exhibit Index

Exhibit No.                        Description

4	Specimen Common Stock Certificate of the Company (incorporated by reference to Exhibit 4 to the Company's Registration Statement on Form S-3 (Registration No. 333-112100) filed on January 22, 2004)

5*	Opinion of Locke Lord LLP

23.1*	Consent of Locke Lord LLP (See Exhibit 5)

23.2*	Consent of Ernst & Young LLP

23.3*	Consent of Lee Keeling & Associates, Inc.

24*	Power of Attorney (included on the signature page of the Registration Statement)

99*	Comstock Resources, Inc. 2009 Long-term Incentive Plan as Amended and Restated Effective as of May 7, 2015

_____________
*Filed herewith

EXHIBIT 5

September 29, 2015

Comstock Resources, Inc.
5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034

Re:	Registration of 1,050,000 Shares of Common Stock, par value of $0.50 per share, pursuant to a Registration Statement on Form S-8

Gentlemen:

We have acted as counsel to Comstock Resources, Inc., a Nevada corporation (the "Company"), in connection with its filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement (the "Registration Statement") on Form S-8 under the Securities Act of 1933, as amended (the "Act"). The Registration Statement covers 1,050,000 shares of common stock, $0.50 par value per share ("Common Stock"), of the Company, and such additional shares of Common Stock as may become issuable pursuant to the provisions of the Comstock Resources, Inc. 2009 Long-term Incentive Plan as Amended and Restated Effective as of May 7, 2015 (the "Plan") (such shares collectively referred to as the "Securities"), to be issued pursuant to the Plan.

In rendering this opinion we have examined the Registration Statement, the Company's Restated Articles of Incorporation and Amended and Restated Bylaws, each as amended to date, and such corporate records, documents and instruments of the Company and such certificates of public officials, have received such representations from officers of the Company, and have reviewed such questions of law as in our judgment are necessary, relevant or appropriate to enable us to render the opinion expressed below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all corporate records, documents and instruments submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed, certified or photostatic copies thereof, and the authenticity of the originals of such photostatic, certified or conformed copies.

Based upon such examination and review and upon representations made to us by officers of the Company, we are of the opinion that upon issuance and delivery in accordance with the terms and conditions of the Plan, and upon receipt by the Company of the full consideration for the Securities as determined pursuant to the Plan, the Securities will be legally issued, fully paid and nonassessable shares of Common Stock of the Company.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission thereunder.

Respectfully submitted,
/s/ Locke Lord LLP
Locke Lord LLP

EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Comstock Resources, Inc. 2009 Long-term Incentive Plan as Amended and Restated Effective as of May 7, 2015 of our reports dated February 24, 2015, with respect to the consolidated financial statements of Comstock Resources, Inc., and the effectiveness of internal control over financial reporting of Comstock Resources, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2014 filed with the Securities and Exchange Commission.

/s/ Ernst & Young llp
Ernst & Young LLP

Dallas, Texas,
September 29, 2015

EXHIBIT 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We consent to the incorporation by reference in the Registration Statement (Form S-8 filed on September 29, 2015) pertaining to the Comstock Resources, Inc. 2009 Long-term Incentive Plan as Amended and Restated Effective as of May 7, 2015 of the reference of our firm and to the reserve estimates as of December 31, 2014 and our report thereon in the Annual Report on Form 10-K of Comstock Resources, Inc. for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Lee Keeling & Associates, Inc.
Lee Keeling & Associates, Inc.

Dallas, Texas,
September 29, 2015